News Release
For Immediate Release

OccuLogix Secures $3 Million Bridge Loan

Toronto, ON—February 19, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it has secured a bridge loan in an aggregate principal amount of U.S.$3,000,000 from a number of private parties.  The loan bears interest at a rate of 12% per annum and will have a 180-day term, which may be extended to 270 days under certain circumstances.  The repayment of the loan is secured by a pledge by the Company of its 50.1% ownership interest in OcuSense, Inc.  OcuSense, Inc. is a San Diego-based in vitro diagnostics company that is developing technologies to enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Under the terms of the loan agreement, the Company has two pre-payment options available to it, should it decide to not wait until the maturity date to repay the loan.  Under the first pre-payment option, the Company may repay the loan in full by paying the lenders, in cash, the amount of outstanding principal and accrued interest and issuing to the lenders five-year warrants in an aggregate amount equal to approximately 19.9% of the issued and outstanding shares of the Company’s common stock (but not to exceed 20% of the issued and outstanding shares of the Company’s common stock).  The warrants would be exercisable into shares of the Company’s common stock at an exercise price of U.S.$0.10 per share and would not become exercisable until the 180th day following their issuance.  Under the second pre-payment option, provided that the Company has closed a private placement of shares of its common stock for aggregate gross proceeds of at least U.S.$4,000,000, the Company may repay the loan in full by issuing to the lenders shares of its common stock, in an aggregate amount equal to the amount of outstanding principal and accrued interest, at a 15% discount to the price paid by the private placement investors.  Any exercise by the Company of the second pre-payment option would be subject to shareholder and regulatory approval.

As first announced on October 9, 2007, OccuLogix continues to explore the full range of strategic alternatives available to it to maximize shareholder value.  These alternatives may include, but are not limited to, the raising of capital through the sale of securities, one or more strategic alliances and the combination, sale or merger of all or part of the Company.  OccuLogix has stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction.  The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Stephen Kilmer
(905) 690-2400
stephen.kilmer@occulogix.com or stephen@kilmerlucas.com